Exhibit 4.2

NORTH HAVEN NET REIT
Form of Share Repurchase Plan

Effective [   ], 2024

Definitions

Adviser — MSREF Real Estate Advisor, Inc.

Class D shares — shall mean the Company’s common shares of beneficial interest classified as Class D.

Class E shares — shall mean the Company’s common shares of beneficial interest classified as Class E.

Class F-D shares – shall mean the Company’s common shares of beneficial interest classified as Class F-D.

Class F-I shares – shall mean the Company’s common shares of beneficial interest classified as Class F-I.

Class F-S shares – shall mean the Company’s common shares of beneficial interest classified as Class F-S.

Class F-T shares – shall mean the Company’s common shares of beneficial interest classified as Class F-T.

Class I shares — shall mean the Company’s common shares of beneficial interest classified as Class I.

Class S shares — shall mean the Company’s common shares of beneficial interest classified as Class S.

Class T shares — shall mean the Company’s common shares of beneficial interest classified as Class T.

Company — shall mean North Haven Net REIT, a Maryland statutory trust.

Dealer Manager — shall mean Morgan Stanley Distribution, Inc.

Morgan Stanley — shall mean Morgan Stanley (NYSE: MS).

Morgan Stanley Equity Investment — shall mean Morgan Stanley’s agreement to purchase from the Company a total of $25 million of the Company’s Class E shares and/or Class E Operating Partnership units at a price per share/unit equal to the most recently determined NAV of the Class E shares/Class E Operating Partnership units, or if an NAV has yet to be calculated, then $20.00.

NAV — shall mean the net asset value of the Company attributable to its Shareholders or the net asset value of a class of its shares, as the context requires, determined in accordance with the Company’s Net Asset Value Calculation and Valuation Guidelines as described in the Company’s Private Placement Memorandum, as may be amended and/or supplemented from time to time.

Operating Partnership — shall mean NH Net REIT Operating Partnership, LP, a Delaware limited partnership.

Operating Partnership units — shall mean limited partnership interests in the Operating Partnership.

Plan — shall mean this share repurchase plan of the Company, as the same may be amended from time to time.

Special Limited Partner — shall mean Net REIT Special Limited Partner LP, a Delaware limited partnership.

Shareholders — shall mean the holders of Class T shares, Class S shares, Class D shares, Class I shares, Class F-T shares, Class F-S shares, Class F-D shares, Class F-I shares and Class E shares.

Transaction Price — shall mean the repurchase price per share for each class of common shares, which shall be equal to the then-current offering price before applicable selling commissions and dealer manager fees.

Share Repurchase Plan

Shareholders may request that the Company repurchase its common shares through their investment professional or directly with the Company’s transfer agent. The procedures relating to the repurchase of the Company’s common shares are as follows:

•	Certain broker-dealers require that their clients process repurchases through their broker-dealer, which may impact the time necessary to process such repurchase request, impose more restrictive deadlines than described under this Plan, impact the timing of a Shareholder receiving repurchase proceeds and require different paperwork or process than described in this Plan. Shareholders should contact their broker-dealer first if they want to request the repurchase of their common shares.

•	Under this Plan, to the extent the Company chooses to repurchase shares in any particular calendar quarter the Company will only repurchase shares as of the opening of the last business day of that quarter (each such date, a “Repurchase Date”). To have common shares repurchased, a Shareholder’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern Time) on the second to last business day of the applicable quarter. Settlements of share repurchases will generally be made within three business days of the Repurchase Date. Repurchase requests received and processed by the Company’s transfer agent will be effected at a repurchase price equal to the Transaction Price on the applicable Repurchase Date (which will generally be equal to the prior month’s NAV per share), subject to any Early Repurchase Deduction (as defined below).

•	A Shareholder may withdraw his or her repurchase request by completing a repurchase withdrawal form and sending the form to the transfer agent, directly or through the Shareholder’s financial intermediary, or by emailing msreinvestor@seic.com. Repurchase requests must be cancelled before 4:00 p.m. (Eastern Time) on the second to last business day of the applicable quarter.

•	If a repurchase request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable quarter, the repurchase request will be executed, if at all, on the next quarter’s Repurchase Date at the Transaction Price applicable to that quarter (subject to any Early Repurchase Deduction), unless such request is withdrawn prior to the repurchase. Repurchase requests received and processed by the Company’s transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.

•	Repurchase requests may be made by mail or by contacting their financial intermediary, both subject to certain conditions described in this Plan. If making a repurchase request by contacting their financial intermediary, a Shareholder’s financial intermediary may require them to provide certain documentation or information. If making a repurchase request by mail to the transfer agent, such Shareholder must complete and sign a repurchase authorization form, which is available upon request. Written requests should be sent to the transfer agent at the following address:

North Haven Net REIT c/o

State Street Bank and Trust Company

Transfer Agency

One Heritage Drive Building

1 Heritage Drive

Mail Stop OHD0100

North Quincy MA 02171

Overnight Address:

North Haven Net REIT c/o

State Street Bank and Trust Company

Transfer Agency

One Heritage Drive Building

1 Heritage Drive

Mail Stop OHD0100

North Quincy MA 02171

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

•	For processed repurchases, repurchase proceeds are to be paid by the instructions on file with the transfer agent. Shareholders should check with their broker-dealer that such payment may be made via check or wire transfer, as further described below.

•	Shareholders may also receive repurchase proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all repurchases paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the Shareholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).

•	A medallion signature guarantee will be required in certain circumstances. The medallion signature process protects Shareholders by verifying the authenticity of a signature and limiting unauthorized fraudulent transactions. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $500,000; (2) a Shareholder wishes to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than such Shareholder’s address of record for the past 30 days; or (3) the Company’s transfer agent cannot confirm a Shareholder’s identity or suspects fraudulent activity

•	If a Shareholder has made multiple purchases of the Company’s common shares, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.

Minimum Account Repurchases

In the event that any Shareholder fails to maintain the minimum balance of $1,000 of common shares, the Company may repurchase all of the Company’s common shares held by that Shareholder at the repurchase price in effect on the date the Company determines that such Shareholder has failed to meet the minimum balance, less any Early Repurchase Deduction.

Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company’s NAV. Minimum account repurchases are subject to the Early Repurchase Deduction.

Sources of Funds for Repurchases

The Company may fund repurchase requests from sources other than cash flow from operations, including, without limitation, borrowings, offering proceeds (including from sales of the Company’s common shares or Operating Partnership units to the Special Limited Partner), the sale of the Company’s assets, and repayments of the Company’s real estate debt investments, and the Company has no limits on the amounts it may fund from such sources.

Repurchase Limitations

The Company may repurchase fewer shares than have been requested in any particular quarter to be repurchased under this Plan, or none at all, in the Company’s discretion at any time. In addition, the aggregate NAV of total repurchases of Class T, Class S, Class D, Class I, Class F-T, Class F-S, Class F-D, Class F-I and Class E shares (including repurchases at certain non-U.S. investor access funds primarily created to hold common shares but excluding any Early Repurchase Deduction applicable to the repurchased shares) will be limited to no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the average aggregate NAV attributable to Shareholders as of the end of the immediately preceding three months).

In the event that the Company determines to repurchase some but not all of the shares submitted for repurchase during any quarter, shares submitted for repurchase during such quarter will be repurchased on a pro rata basis after the Company has repurchased all shares for which repurchase has been requested due to death, disability or divorce and other limited exceptions. All unsatisfied repurchase requests must be resubmitted after the start of the next quarter, or upon the recommencement of this Plan, as applicable.

Should repurchase requests, in the Company’s judgment, place an undue burden on its liquidity, adversely affect its operations or risk having an adverse impact on the Company as a whole, or should the Company otherwise determine that investing its liquid assets in real properties or other investments rather than repurchasing the Company’s common shares is in the best interests of the Company as a whole, the Company may choose to repurchase fewer shares in any particular quarter than have been requested to be repurchased, or none at all. Further, the Company’s board of trustees may make exceptions to, modify or suspend this Plan if in its reasonable judgment it deems such action to be in the Company’s best interest and the best interest of Shareholders. Material modifications, including any amendment to the 5% quarterly limitation on repurchases, and suspensions of this Plan will be promptly disclosed to Shareholders’ investment professionals. In addition, the Company may determine to suspend this Plan due to regulatory changes, changes in law or if the Company becomes aware of undisclosed material information that the Company believes should be publicly disclosed before common shares are repurchased. Once this Plan is suspended, the Company will consider the recommencement of the Plan at least quarterly. Continued suspension of this Plan would only be permitted if the Company’s board of trustees determines that the continued suspension of the Plan is in the Company’s best interest and the best interest of Shareholders. The Company’s board of trustees must affirmatively authorize the recommencement of this Plan before Shareholder requests will be considered again. The Company’s board of trustees cannot terminate this Plan absent a liquidity event which results in Shareholders receiving cash or securities listed on a national securities exchange or where otherwise required by law.

Shares held by the Adviser acquired as payment of the Adviser’s management fee or held by the Special Limited Partner in connection with distribution on its performance participation interest will not be subject to this Plan, including the repurchase limits and any Early Repurchase Deduction, or the calculation of NAV with respect to the Plan’s limits. Shareholders who are exchanging a class of common shares for an equivalent aggregate NAV of another class of common shares will not be subject to, and will not be treated as repurchases for the calculation of, the 5% quarterly limitation on repurchases and will not be subject to the Early Repurchase Deduction.

Early Repurchase Deduction

There is no minimum holding period for common shares and Shareholders can request that the Company repurchase their shares at any time. However, subject to limited exceptions, shares that have not been outstanding for at least one year will be repurchased at 98% of the Transaction Price (the “Early Repurchase Deduction”). The one-year holding period is measured as of first calendar day immediately following the prospective repurchase date. Additionally, Shareholders who have received common shares in exchange for their Operating Partnership units may include the period of time such Shareholder held such Operating Partnership units for purposes of calculating the holding period for such common shares. The Early Repurchase Deduction will also generally apply to minimum account repurchases. The Early Repurchase Deduction will not apply to shares acquired through the Company’s distribution reinvestment plan.

The Early Repurchase Deduction will inure indirectly to the benefit of the Company’s remaining Shareholders and is intended to offset the trading costs, market impact and other costs associated with short-term trading in common shares. The Company may, from time to time, waive the Early Repurchase Deduction in the following circumstances (subject to the conditions described below):

•	repurchases resulting from death, qualifying disability or divorce; or

•	in the event that a Shareholder’s common shares are repurchased because such Shareholder has failed to maintain the $1,000 minimum account balance.

As set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchase of shares resulting from the death or qualifying disability (as such term is defined in Section 72(m)(7) of the Code) of a Shareholder who is a natural person, including shares held by such Shareholder through a trust or an IRA or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the Shareholder, the recipient of the shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust, (ii) in the case of qualified disability, receiving written notice from such Shareholder along with a physician’s certification of disability as defined in Section 72(m)(7) of the Code, provided that the condition causing the qualifying disability was not pre-existing on the date that the Shareholder became a Shareholder or (iii) in the case of divorce, receiving written notice from the Shareholder of the divorce and the Shareholder’s instructions to effect a transfer of the shares (through the repurchase of the shares by the Company and the subsequent purchase by the Shareholder) to a different account held by the Shareholder (including trust or an IRA or other retirement or profit-sharing plan). The Company must receive the written repurchase request within 12 months after the death of the Shareholder, the initial determination of the Shareholder’s disability or divorce in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death, disability or divorce of a Shareholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the Shareholder. If spouses are joint registered holders of shares, the request to have the shares repurchased may be made if either of the registered holders dies or acquires a qualified disability. If the Shareholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Repurchase Deduction upon death, disability or divorce does not apply.

In addition, the Company’s common shares are sold to certain feeder vehicles primarily created to hold the Company’s common shares that in turn offer interests in such feeder vehicles to non-U.S. persons. For such feeder vehicles and similar arrangements in certain markets, the Company may agree not apply the Early Repurchase Deduction to the feeder vehicles or underlying investors, often because of administrative or systems limitations. Further, the Company will not apply the Early Repurchase Deduction on repurchases of the Company’s common shares submitted by discretionary model portfolio management programs (and similar arrangements) as approved by the Company.

Morgan Stanley Equity Investment Repurchase Rights

The Class E shares and/or Class E Operating Partnership units issued in respect of the Morgan Stanley Equity Investment are not eligible for repurchase pursuant to this Plan. The shares/units issued in respect of the Morgan Stanley Equity Investment will only be eligible for repurchase by the Company following the earlier to occur of (i) the third anniversary of the initial closing of the Company’s continuous private offering, and (ii) the date that the Company’s aggregate NAV is at least $1.5 billion. Following such date, each quarter Morgan Stanley or its affiliate may request, with respect to the shares/units issued in respect of the Morgan Stanley Equity Investment, that the Company repurchase, a number of shares/units in an amount equal to the amount available under this Plan’s 5% quarterly cap (after satisfying repurchase requests from Shareholders who purchase common shares pursuant to such offering and other common shares that are otherwise subject to repurchase under this Plan). Notwithstanding the foregoing, for so long as Morgan Stanley or its affiliate acts as investment adviser to the Company, the Company will not effect any repurchase request in respect of Class E shares and/or Class E Operating Partnership units issued in respect of the Morgan Stanley Equity Investment during any quarter in which the full amount of all common shares requested to be repurchased by Shareholders other than Morgan Stanley and its affiliates under this Plan is not repurchased or when this Plan has been suspended.

Morgan Stanley Regulatory Repurchase

Subject to certain exceptions, at any time after an initial one-year period following the initial closing of this the Company’s continuous private offering where the common shares and Operating Partnership units owned by Morgan Stanley, together with any such shares and units owned by its affiliates, were to represent 25% or more of the Company’s total equity, including all of the Company’s outstanding common shares and Operating Partnership units (other than those held by the Company) (such percentage referred to herein as the “Morgan Stanley Interest”), the Company will, or will cause the Operating Partnership to, automatically and without further action by Morgan Stanley or its affiliate, repurchase or redeem, as applicable, an amount of common shares or Operating Partnership units from Morgan Stanley and/or its affiliates as may be necessary to cause the Morgan Stanley Interest to remain equal to or less than 24.99%..

Items of Note

When Shareholders make a request to have shares repurchased, Shareholders should note the following:

•	if a Shareholder is requesting that some but not all of their shares be repurchased, the Shareholder should keep their balance above $1,000 to avoid minimum account repurchase, if applicable;

•	Shareholders will not receive interest on amounts represented by uncashed repurchase checks;

•	under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld; and

•	all common shares requested to be repurchased must be beneficially owned by the Shareholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the Shareholder of record of the shares or his or her estate, heir or beneficiary, and such common shares must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Company may ask the requesting party to provide evidence satisfactory to the Company that the shares requested for repurchase are not subject to any liens or encumbrances. If the Company determines that a lien exists against the shares, the Company will not be obligated to repurchase any shares subject to the lien.

IRS regulations require the Company to determine and disclose on Form 1099-B the adjusted cost basis for the common shares sold or repurchased. The Company will utilize the first-in-first-out method for determining the adjusted cost basis.

Frequent Trading and Other Policies

The Company may reject for any reason, or cancel as permitted or required by law, any purchase orders for its common shares. For example, the Company may reject any purchase orders from market timers or investors that, in the Company’s opinion, may be disruptive to the Company’s operations. Frequent purchases and sales of the common shares can harm Shareholders in various ways, including reducing the returns to long-term Shareholders by increasing the Company’s costs, disrupting portfolio management strategies and diluting the value of the shares of long-term Shareholders.

In general, Shareholders may request that the Company repurchase their shares once every 90 days. However, the Company prohibits frequent trading. The Company defines frequent trading as follows:

•	any Shareholder who requests that the Company repurchase its common shares within 30 calendar days of the purchase thereof;

•	transactions deemed harmful or excessive by the Company (including, but not limited to, patterns of purchases and repurchases), in the Company’s sole discretion; and

•	transactions initiated by financial advisors, among multiple Shareholder accounts, that in the aggregate are deemed harmful or excessive.

The following are excluded when determining whether transactions are excessive:

•	purchases and requests for repurchase of common shares in the amount of $2,500 or less;

•	purchases or repurchases initiated by the Company; and

•	transactions subject to the trading policy of an intermediary that the Company deems materially similar to the Company’s policy.

At the Dealer Manager’s discretion, upon the first violation of the policy in a calendar year, purchase and repurchase privileges may be suspended for 90 days. Upon a second violation in a calendar year, purchase and repurchase privileges may be suspended for 180 days. On the next business day following the end of the 90 or 180 day suspension, any transaction restrictions placed on a Shareholder may be removed.

Mail and Telephone Instructions

The Company and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Shareholder transactions if they reasonably believe that such instructions were genuine. The Company’s transfer agent has established reasonable procedures to confirm that instructions are genuine including requiring the Shareholder to provide certain specific identifying information on file and sending written confirmation to Shareholders of record. Shareholders, or their designated custodian or fiduciary, should carefully review such correspondence to ensure that the instructions were properly acted upon. If any discrepancies are noted, the Shareholder, or its agent, should contact his, her or its investment professional as well as the Company’s transfer agent in a timely manner, but in no event more than 60 days from receipt of such correspondence. Failure to notify such entities in a timely manner will relieve the Company, its transfer agent and the investment professional of any liability with respect to the discrepancy.